Exhibit 99.2

FOR IMMEDIATE RELEASE	May 31, 2011

Contact:
Sara Blum, President, PostScript, Inc.
444 South Union Street, Burlington, VT 05401
802.863.2568 | sara@postscriptinc.com

Union Bank Announces New Board Chair and Officer Promotions

Morrisville, VT - David Silverman, President of Union Bank is pleased to announce that Kenneth Gibbons, Chief Executive Officer of the Bank has been elected Chair of the Bank's Board of Directors at the Annual Meeting held on May 18, 2011. Gibbons is also the CEO of Union Bankshares, Inc. and Chair of the Bankshares Board of Directors. Two officers were promoted at the Annual Meeting: Therése (Terry) H. Butler and Carrie Locklin now hold the title Assistant Vice President.

Mr. Gibbons began his banking career in 1965 in Massachusetts and joined Union Bank in 1984 as Vice President of Commercial Lending. Mr. Gibbons has served on many committees of the Vermont Bankers Association and is a past Chair of the Association's Board of Directors. He has also been actively involved with the American Bankers Association and is currently on the Political Action Committee of the Independent Community Bankers of America. He has been very active in numerous civic organizations and serves on the Board of the Vermont Educational and Health Buildings Finance Agency and on various Copley Hospital committees and Boards. He joined the Company's Board in 1989, and serves on all three of the Bank's local Advisory Boards.

Kenneth Gibbons, Chief Executive Officer, Union Bank

Ms. Butler serves as the Bank's Credit Administration and Marketing Officer. She has been employed at the Bank since 2003 with prior financial services industry experience. She holds an MBA and an MS from the University of Maryland at College Park. Ms. Butler lives in Johnson with husband David and their two daughters. She and her husband are breeders and trainers of Labrador and Golden Retrievers and also have a maple sugaring operation.

Therése (Terry) H. Butler, Credit Administration and Marketing Officer, Union Bank

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Ms. Locklin serves the bank as Senior Accountant. Prior to that she was the Loan Reviewer and Internal Auditor. She has been employed at Union Bank since August 2006, with eight years of prior financial institution audit experience. She is a Certified Public Accountant licensed in the state of Vermont and maintains memberships with both the AICPA and Vermont Society of CPAs. Ms. Locklin also serves as the Assistant Treasurer of St. Johnsbury's South Congregational Church. She resides in St. Johnsbury with her husband Shawn and their daughter.

Carrie Locklin, Senior Accountant, Union Bank

Union Bank, a wholly-owned subsidiary of Union Bankshares, Inc. (UNB, traded on the NASDAQ Exchange), has been helping people buy homes and local businesses create jobs in area communities since 1891. Headquartered in Morrisville, VT, Union Bank is a full service bank offering deposit, loan, trust and commercial banking services throughout northern Vermont and northwestern New Hampshire. Union Bank has earned an outstanding reputation for residential lending programs and is an SBA Preferred Lender.

Proud to be one of the few community banks serving Vermont and New Hampshire, Union Bank maintains a strong commitment to traditional values. In particular, Union Bank is dedicated to providing genuine customer service and community support, donating tens of thousands of dollars to local nonprofits annually. These values-combined with financial expertise, quality products and the latest technology-make Union Bank the premier choice for your banking services, both personal and commercial. Union Bank currently maintains 18 banking offices and 33 ATMs. Member FDIC. Equal Housing Lender.

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